Exhibit 99.1

BJ’s Restaurants, Inc. Reports Financial Results for the Fourth Quarter and Fiscal Year of 2008

HUNTINGTON BEACH, Calif.--(BUSINESS WIRE)--February 12, 2009--BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported financial results for the fourth quarter and fiscal year 2008 that ended on Tuesday, December 30, 2008.

Compared to the same quarter of the prior year, total revenues for the fourth quarter of fiscal 2008 increased approximately 16.5% to $99.3 million. Comparable restaurant sales decreased by 0.7% during the fourth quarter compared to an increase of 4.9% for the same quarter last year. Net income and diluted net income per share for the fourth quarter were $2.3 million and $0.08, respectively. As previously announced in our press release on January 8, 2009, fourth quarter results include $2.1 million of pre-tax charges related to accrued compensation and related benefits from the December 2008 departure of the Company’s two co-founders and estimated costs to settle two California employment practices lawsuits that have been outstanding since 2004 and 2005. The Company also incurred a pre-tax charge of approximately $0.5 million related to asset disposals in connection with selected restaurant facility image enhancements and upgrades. As a result of these aforementioned charges, the Company realized a net tax benefit in the fourth quarter of $0.4 million, or $0.01 of diluted net income per share. On a non-GAAP basis, excluding the $2.6 million of pre-tax charges and their related tax effect, the Company estimates its annual effective tax rate would have been 24.6%, resulting in non-GAAP net income and non-GAAP net income per diluted share of $3.4 million and $0.13, respectively. A reconciliation between GAAP and non-GAAP financial measures is included in the accompanying financial data.

Compared to fiscal 2007, total revenues for fiscal 2008 increased approximately 18.3% to $374.1 million. Comparable restaurant sales decreased only 0.3% during the fiscal year. Net income and diluted net income per share for fiscal 2008 were $10.3 million and $0.39, respectively. In addition to the $2.6 million of fourth quarter pretax charges noted above, there were other pre-tax charges totaling approximately $0.8 million related to hurricane losses and asset disposals recorded in earlier quarters during fiscal 2008. These charges resulted in reducing the Company’s effective tax rate for fiscal 2008 to approximately 21.0%. On a non-GAAP basis, excluding the $3.4 million of pre-tax charges and their related tax effect, the Company estimates its effective tax rate would have been 24.6%, resulting in non-GAAP net income and non-GAAP net income per diluted share of $12.4 million and $0.47, respectively. A reconciliation between GAAP and non-GAAP financial measures is included in the accompanying financial data.

“We were pleased with our overall financial performance during the fourth quarter and full year of 2008 in light of the unprecedented volatility of the overall operating environment for most consumer businesses,” commented Jerry Deitchle, Chairman and CEO. “We are particularly proud of our comparable sales performance when compared to most of our casual dining peers. Our comparable restaurant sales decreased by only 0.7% during the fourth quarter, compared to an estimated decrease of approximately 6.3% in the Knapp-Track™ benchmark for casual dining comparable restaurant sales for the quarter. The entire BJ’s team has worked very hard to successfully implement and execute several sales-building initiatives during the fourth quarter and full year of 2008 that principally involved the introduction of new products and services for our guests. We expect that 2009 will be another difficult year for the casual dining segment in terms of overall guest traffic. Accordingly, we have additional sales-building initiatives planned for 2009 implementation. We also believe that BJ’s continues to benefit from its ‘casual-plus’ competitive positioning combined with its ‘mass market casual dining’ average guest check in the $12 range. We intend to continue playing to the strengths of our competitive positioning as we move forward with the execution of our national expansion plan, with the goal to continue building our market share in the estimated $90 billion casual dining segment over time.”

The Company opened three new restaurants during the fourth quarter of 2008 (Tacoma, WA; Newark, CA; and Chula Vista, CA). As previously announced, the Company currently expects to open 9 to 11 new restaurants during 2009. Two new restaurants are currently planned for first quarter openings (Henderson, NV and Gainesville, FL). As of this date, there are no new openings planned for the second quarter; as many as four to five new restaurants planned for the third quarter; and as many as three to four new restaurants planned for the fourth quarter. Coupled with the carryover impact of our partial-year 2008 new restaurant openings, the Company’s total restaurant operating weeks during 2009 are currently expected to increase approximately 15% to 16%. The actual number and timing of new restaurant openings is subject to a number of factors outside of the Company’s control, including weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities, as well as credit market conditions and the availability of capital to finance our expansion. “We are continuing to focus our new restaurant development in AAA-quality locations in mature, densely populated trade areas with solid co-tenancies in the retail projects that we select,” said Deitchle. “We are fortunate that BJ’s has become a preferred tenant with many of the major retail project developers and operators in the country, thus increasing the overall number and quality of potential locations available for our new restaurant development over the longer run.”

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its fourth quarter earnings release today, February 12, 2009, at 5:00 p.m. (Eastern Time). The Company will provide an Internet simulcast of the conference call. To listen to the conference call, please visit the “Investors” page of the Company's website located at http://www.bjsrestaurants.com several minutes prior to the start of the call to register and download any necessary audio software. An archive of the presentation will be available for 30 days following the call.

BJ's Restaurants, Inc. currently owns and operates 82 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (44), Texas (13), Arizona (5), Colorado (3), Oregon (2), Nevada (2), Florida (4), Ohio (2), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). The Company also has a licensing interest in a BJ's restaurant in Lahaina, Maui. Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in future periods, those regarding the effect of new sales-building initiatives, as well as those regarding the number of restaurants expected to be opened in future periods and the timing and location of such openings. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of recent credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ii) our ability to manage an increasing number of new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) minimum wage increases, (vi) food quality and health concerns, (vii) factors that impact California, where 44 of our current 82 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and servicemark risks, (xiv) government regulations, (xv) licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) limitations on insurance coverage, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives and (xxiii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. BJ's Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

Further information concerning the Company’s results of operations for the fourth quarter 2008 will be provided in the Company’s Form 10-K filing, to be filed with the Securities and Exchange Commission by March 14, 2009.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	December 30,		January 1,		December 30,		January 1,
	2008		2008		2008		2008

Revenues	$99,276	100.0%	$85,199	100.0%	$374,076	100.0%	$316,095	100.0%
Costs and expenses:
Cost of sales	25,191	25.4	21,508	25.2	94,412	25.2	80,374	25.4
Labor and benefits	34,707	35.0	29,631	34.8	131,328	35.1	111,031	35.1
Occupancy and operating	21,473	21.6	17,016	20.0	80,212	21.4	61,906	19.6
General and administrative	7,187	7.2	6,645	7.8	27,264	7.3	26,008	8.2
Depreciation and amortization	5,440	5.5	4,084	4.8	19,184	5.1	14,421	4.6
Restaurant opening	1,369	1.4	1,762	2.1	7,384	2.0	6,940	2.2
Loss on disposal of assets	504	0.5	–	–	855	0.2	2,004	0.6
Natural disaster and related	–	–	–	–	446	0.1	–	–
Legal settlements and terminations	2,086	2.1	–	–	2,086	0.6	–	–
Total costs and expenses	97,957	98.7	80,646	94.7	363,171	97.0	302,684	95.7
Income from operations	1,319	1.3	4,553	5.3	10,905	3.0	13,411	4.3

Other income:
Interest income, net	454	0.5	702	0.8	1,764	0.5	3,306	1.0
Other income, net	96	0.1	111	0.1	376	0.1	482	0.2
Total other income	550	0.6	813	0.9	2,140	0.6	3,788	1.2
Income before income taxes	1,869	1.9	5,366	6.2	13,045	3.6	17,199	5.5

Income tax (benefit) expense	(386)	(0.4)	1,674	2.0	2,737	0.7	5,494	1.7

Net income	$2,255	2.3%	$3,692	4.2%	$10,308	2.9%	$11,705	3.8%

Net income per share:
Basic	$0.08		$0.14		$0.39		$0.45

Diluted	$0.08		$0.14		$0.39		$0.44

Weighted average number of shares outstanding:
Basic	26,718		26,344		26,484		26,187

Diluted	26,816		26,902		26,749		26,880

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

Balance Sheet Data (end of period):	December 30, 2008	January 1, 2008

Cash and cash equivalents	$8,852	$11,617

Investments (1)	$30,617	$41,100

Total assets	$335,209	$285,299

Total long-term debt, including current portion	$9,500	$–

Shareholders’ equity	$232,277	$220,523

(1) Investments are comprised of auction rate securities classified as available for sale, included in non-current assets and recorded at their fair value as of December 30, 2008. As disclosed in previous periodic reports, due to significant disruptions in the market for auction rate securities, the Company may be required to make adjustments in the reported fair value of these instruments in future quarterly periods.

Supplemental Information
(Dollars in thousands)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	December 30,		January 1,		December 30,		January 1,
	2008		2008		2008		2008
Stock based compensation (2)
Labor and benefits	$243	0.2%	$208	0.2%	$849	0.2%	$719	0.2%
General and administrative	634	0.6	572	0.7	2,495	0.7	2,228	0.7
Total stock based compensation	$877	0.8%	$780	0.9%	$3,344	0.9%	$2,947	0.9%

Unaudited Operating Data (3)
Comparable restaurant sales % change	-0.7%		4.9%		-0.3%		6.2%
Restaurants opened during period	3		4		15		13
Restaurants open at period-end	82		68		82		68
Restaurant operating weeks	1,052		873		3,857		3,172

(2) Percentages represent percent of total revenues.

(3) Excludes the one licensed restaurant.

Reconciliation of Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company has included the following non-GAAP financial measures in this press release or in the webcast to discuss the Company's financial results for the fourth quarter and fiscal year which may be accessed via the Company's website at http://www.bjsrestaurants.com: (i) non-GAAP net income and (ii) non-GAAP basic and diluted net income per share. Each of these non-GAAP financial measures is adjusted from results based on GAAP to exclude certain expenses and gains. As a general matter, the Company uses these non-GAAP measures in addition to and in conjunction with results presented in accordance with GAAP. Among other things, the Company uses such non-GAAP financial measures in addition to and in conjunction with corresponding GAAP measures to help analyze the performance of its core business. In addition, the Company believes that such non-GAAP financial information is provided by its competitors and such information is used by analysts and others in the investment community to analyze the Company's results and in formulating estimates of future performance and that failure to report these non-GAAP measures, could result in confusion among analysts and others and a misplaced perception that the Company's results have underperformed or exceeded expectations.

These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company's results of operations and the factors and trends affecting the Company's business. However, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP net income and non-GAAP basic and diluted net income per share exclude the effects of (i) loss on disposal of certain assets, (ii) natural disaster and related expense and (iii) legal settlements and termination expenses. In addition, non-GAAP net income and non-GAAP diluted net income per share reflect an adjustment of income tax expense associated with exclusion of the foregoing expense items and an estimated effective tax rate that the Company would have incurred if they excluded these charges. The adjustment of income taxes is required in order to provide management and investors a more accurate assessment of the taxes that would have been payable on net income, as adjusted by exclusion of the effects of the above listed items. The Company believes that presentation of measures of net income and diluted net income per share that exclude these items assists management and investors in evaluating the period over period performance of the Company's ongoing core business operations because the expenses are either non-cash or non-routine in nature. Furthermore, the Company believes the exclusion of legal settlements and termination expenses (settlement of two employment practice lawsuits and the departure of the Company’s co-founders) and natural disaster and related expenses (Hurricanes Gustav and Ike) is appropriate and useful to investors in light of the fact that such expenses are, by their nature, extraordinary and non-recurring. Finally, with the respect to the exclusion of charges relating to the disposal of certain assets, charges related to the natural disaster and related expense and charges related to legal settlements and termination expenses, the Company believes that presentation of a measure of non-GAAP net income and net income per share that excludes such charges is useful to management and investors in evaluating the performance of the Company’s ongoing operations on a period-to-period basis and relative to the Company’s competitors.

The Company believes disclosure of non-GAAP net income and non-GAAP basic and diluted net income per share has economic substance because expenses associated with disposal of assets, natural disasters and legal settlements and termination expenses are infrequent in nature. In addition, the loss on disposal of assets does not represent current cash expenditures. A material limitation associated with the use of this measure as compared to the GAAP measures of net income and diluted net income per share is that they may not be comparable with the calculation of net income and diluted net income per share for other companies in the Company's industry. The Company compensates for these limitations by providing full disclosure of the effects of this non-GAAP measure, by presenting the corresponding GAAP financial measure in this release and in the Company’s financial statements and by providing a reconciliation to the corresponding GAAP measure to enable investors to perform their own analysis.

Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except for per share data)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	December 30,		January 1,		December 30,		January 1,
	2008		2008		2008		2008

Net income as reported	$2,255	2.3%	$3,692	4.2%	$10,308	2.9%	$11,705	3.8%
Add income tax (benefit) expense as reported	(386)	(0.4)	1,674	2.0	2,737	0.7	5,494	1.7
Income before income taxes as reported	1,869	1.9	5,366	6.2	13,045	3.6	17,199	5.5
Loss on disposal of assets	504	0.5	–	–	855	0.2	2,004	0.6
Natural disaster and related	–	–	–	–	446	0.1	–	–
Legal settlements and terminations	2,086	2.1	–	–	2,086	0.6	–	–
Tax effect - income before income taxes (1)	(459)	(0.5)	(1,674)	(2.0)	(3,206)	(0.9)	(5,494)	(1.7)
Tax effect - loss on disposal of assets (1)	(124)	(0.1)	–	–	(210)	(0.1)	(640)	(0.2)
Tax effect - natural disaster and related (1)	–	–	–	–	(110)	–	–	–
Tax effect - legal settlements and terminations (1)	(513)	(0.5)	–	–	(513)	(0.1)	–	–
Non-GAAP net income	$3,363	3.4%	$3,692	4.2%	$12,393	3.4%	$13,069	4.2%

Basic net income per share:	$0.08		$0.14		$0.39		$0.45
Add income tax (benefit) expense as reported	(0.01)		0.06		0.10		0.21
Basic net income per share before income taxes as reported	0.07		0.20		0.49		0.66
Loss on disposal of assets	0.02		–		0.03		0.08
Natural disaster and related	–		–		0.02		–
Legal settlements and terminations	0.08		–		0.08		–
Tax effect - income before income taxes (1)	(0.02)		(0.06)		(0.12)		(0.21)
Tax effect - loss on disposal of assets (1)	–		–		(0.01)		(0.02)
Tax effect - natural disaster and related (1)	–		–		–		–
Tax effect - legal settlements and terminations (1)	(0.02)		–		(0.02)		–
Non-GAAP basic net income per share	$0.13		$0.14		$0.47		$0.51

Diluted net income per share:	$0.08		$0.14		$0.39		$0.44
Add income tax (benefit) expense as reported	(0.01)		0.06		0.10		0.20
Basic net income per share before income taxes as reported	0.07		0.20		0.49		0.64
Loss on disposal of assets	0.02		–		0.03		0.07
Natural disaster and related	–		–		0.02		–
Legal settlements and terminations	0.08		–		0.08		–
Tax effect - income before income taxes (1)	(0.02)		(0.06)		(0.12)		(0.20)
Tax effect - loss on disposal of assets (1)	–		–		(0.01)		(0.02)
Tax effect - natural disaster and related (1)	–		–		–		–
Tax effect - legal settlements and terminations (1)	(0.02)		–		(0.02)		–
Non-GAAP diluted net income per share	$0.13		$0.14		$0.47		$0.49

(1) The Company’s tax rate for the thirteen and fifty-two weeks ended December 30, 2008 was impacted by the charges listed in the reconciliation schedule above. Excluding these charges the Company estimates that its effective annual tax rate would have been 24.6%. Accordingly for this reconciliation of non-GAAP related financial matters the Company used the 24.6% effective tax rate for the thirteen and fifty-two weeks ended December 30, 2008, as if these charges did not occur.

CONTACT:
BJ’s Restaurants, Inc.
Greg Levin, 714-500-2400